TO THE HON. JUDGE OF THE 7TH BUSINESS LAW COURT IN THE JUDICIAL DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case no. 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A. and others

The COURT-APPOINTED ADMINISTRATOR (Escritório de Advocacia Arnoldo Wald), appointed in the Judicial Reorganization proceedings of Oi S.A. et al., respectfully comes before Your Honor to request the attachment to the records of the Monthly Activity Report (“MAR”) relating to June 2017.

Rio de Janeiro, August 15, 2017.

Court-Appointed Administrator Escritório de Advocacia Arnoldo Wald

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MONTHLY
ACTIVITY
REPORT

RMA

JUDICIAL
REORGANIZATION

Oi

June . 2017

August 15, 2017

EXECUTIVE

REPORT

1	Introduction		03
2	Organization Chart of Oi Group/Companies in Reorganization		05
3	Material Facts & Notices to the Market published		10
4	Financial Information (Consolidated for Companies in Reorganization)		14
	4.1	Statement of Managerial Cash Flow	15
	4.2	Balance Sheet of Companies in Reorganization	21
	4.3	Statement of Profit and Loss of Companies in Reorganization	30
5	Creditor Support		33

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To the Hon. Judge of the 7th Corporate Court in the Judicial District of the Capital of Rio de Janeiro State

The Court-Appointed Administrator, Escritório de Advocacia Arnoldo Wald (hereinafter referred to as “Wald” or “CAA”), appointed in the Judicial Reorganization of Oi Group (case no. 0203711- 65.2016.8.19.0001), and RC Consultores, engaged by CAA to assist it in the preparation of the Monthly Activity Report (“RMA”), respectfully come before Your Honor, in response to the decision on pages 91.223/91.224, to present the RMA for June 2017.

As known, the Judicial Reorganization involves the following companies:

•        Oi S.A. - in Judicial Reorganization (“Oi S.A.”);

•        Telemar Norte Leste S.A. - in Judicial Reorganization (“Telemar Norte Leste”);

•        Oi Móvel S.A. - in Judicial Reorganization (“Oi Móvel”);

•        Copart4 Participações S.A. - in Judicial Reorganization (“Copart4”);

•        Copart5 Participações S.A. - in Judicial Reorganization (“Copart5”);

•        Portugal Telecom International Finance B.V. - in Judicial Reorganization (“PTIF”); and

•        Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization (“Oi Coop”).

The present report, which comprises financial information based mostly on elements supplied by Companies in Reorganization until August 15, 2017, contains data relating to June 2017, and should be analyzed along with the preliminary report on the activities, and other RMAs presented before.

The RMA will include a chapter addressing specifically the consolidated financial information of Companies in Reorganization, which, in this Report, will include the Statement of Managerial Cash Flow for said month, presented on tables compared to the previous month, and information relating to Balance Sheet and Statement of Profit and Loss of Companies in Reorganization, the analysis being based on the quarterly comparison of the second quarter of 2017 and the first quarter of 2017. The report will highlight the main changes occurred during the relevant period, presenting the clarifications made by Companies in Reorganization’s Management.

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This report, prepared through analytical procedures and discussions with Company’s Management, aims at providing the Court and stakeholders with information on the financial position of Companies in Reorganization and the material transactions carried out by them, in addition to a summary of the activities completed by the CAA by the closing of this report.

The information presented below is based mostly on data and elements supplied by Companies in Reorganization. The individual financial statements of all Companies in Reorganization, and Oi Group’s consolidated financial statements (which include, but are not limited to, Companies in Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors for filing Oi Group’s Consolidated Quarterly Financial Information (Informações Financeiras Trimestrais - “ITRs”) with CVM. With respect to individual financial information of each Company in Reorganization, prepared for monthly periods other than those covered in the ITRs delivered to CVM, they are not submitted to an independent audit revision, neither by auditors engaged by Oi Group nor by the CAA.

The CAA, honored by the task assigned to it, remains available for further clarifications on the information included in this report or any other information.

Yours Sincerely,

Arnoldo Wald Filho	Marcel Augusto Caparoz
awf@wald.com.br	Chief Economist
marcel@rcconsultores.com.br
Samantha Mendes Longo
samantha@wald.com.br	Tel.:+55(11)3053-0003

Alberto Camiña Moreira
albertoc@wald.com.br
Partners

Tel.:+55(11)3074-6000

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COMPANIES IN REORGANIZATION OWNERSHIP ORGANIZATION CHART

* Chart presented previously in the Preliminary Report on Activities dated August 15, 2017.

Information presented again to facilitate the understanding of Companies in Reorganization’s structure

5

COMPANIES IN REORGANIZATION OWNERSHIP ORGANIZATION CHART

* Chart presented previously in the Preliminary Report on Activities dated August 15, 2017.

Information presented again to facilitate the understanding of Companies in Reorganization’s structure

6

COMPANIES IN REORGANIZATION OWNERSHIP ORGANIZATION CHART

* Chart presented previously in the Preliminary Report on Activities dated August 15, 2017.

Information presented again to facilitate the understanding of Companies in Reorganization’s structure

7

COMPANIES IN REORGANIZATION OWNERSHIP ORGANIZATION CHART

* Chart presented previously in the Preliminary Report on Activities dated August 15, 2017.

Information presented again to facilitate the understanding of Companies in Reorganization’s structure

8

COMPANIES IN JUDICIAL REORGANIZATION

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MATERIAL FACTS & NOTICES TO THE MARKET

15 August 2017

We present below some of the material facts and notices to the market disclosed by Oi Group directly related to Companies in Reorganization:

Material Facts and Notices to the Market in JUNE

June 23

Oi S.A. - In Judicial Reorganization (“Company”) notified on June 23 that, as authorized by the Judge presiding over the Judicial Reorganization and the “Notice to Creditors” then published in “O Globo” and “Folha de São Paulo” newspapers, it would be implemented, commencing on June 26, 2017, a program for settlement with creditors of Oi Companies included in the Court-Appointed Administrator’s List of Creditors, published on May 29, 2017 (“Oi Creditor” and “Creditor Settlement Program”, respectively).

The Creditor Settlement Program provides, for an Oi Creditor whose claim is BRL 50,000 or less, the advance by Oi Group, of 90% of the amount subject to the program, conditioned to Oi Creditor’s consent with the settlement within the term and under the conditions provided in the Creditor Settlement Program. The remaining 10% claim will be paid after the homologation of the Judicial Reorganization Plan (the “Plan”). An Oi Creditor whose claim exceeds BRL 50,000 will be also entitled to participate in the Creditor Settlement Program, in which case a BRL 50,000 advance will be paid, upon Oi Creditor’s consent with the settlement within the term and conditions provided in the Creditor Settlement Program, and the outstanding credit will be paid in accordance with the Plan. The Creditor Settlement Program will benefit the participating Oi Creditors inasmuch as it will allow the advance of part of the program amount.

Further information on the Creditor Settlement Program may be obtained reading the Notice to Creditors or on the digital platform at www.credor.oi.com.br, which may be accessed from June 26, 2017, or on Oi Group Judicial Reorganization website at www.recjud.com.br.

You may access the notice at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=247411

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MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the Market in JULY

July 7

Oi S.A. - In Judicial Reorganization (“Company”) notified on July 7 that the Dutch Supreme Court, in Amsterdam, The Netherlands, dismissed on that date the appeals filed by each of the financial vehicles of Oi in The Netherlands, namely Oi Brasil Holdings Coöperatief UA - In Judicial Reorganization (“Oi Brasil Holdings”) and Portugal Telecom International Finance B.V. - In Judicial Reorganization (“PTIF”), filed against the decisions ordered the conversion of their respective suspension of payment proceedings into bankruptcy in The Netherlands, being upheld the decisions of the Dutch Court of Appeals ordering such payment suspension proceedings to be converted to bankruptcy proceedings in The Netherlands. The decisions of the Dutch Supreme Court are not effective in Brazil or other jurisdictions that recognize Brazilian jurisdiction to process the Judicial Reorganization.

Oi reinforced that the Judicial Reorganization of Oi Brasil Holdings and PTIF continue in progress in Brazil and clarified that the decisions do not impact Company’s day-to-day operating activities. Oi also noted that it also continues to carry out its business activities in a sound and strong manner, keeping its sales, facilities, maintenance and investments.

The Company also reinforced that it has made progress in the discussions on the best proposal of Judicial Reorganization Plan with creditors, purported investors and other stakeholders, to submit it to the approval of the Meeting of Creditors, in accordance with the terms and rules set out by legislation. The purpose is ensuring a proposal that secures Company’s operational feasibility and sustainability and serves all stakeholders in a balanced way, allowing Oi to become strengthened at the end of this proceeding.

You may access the notice at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=247799

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MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the Market in JULY

July 19

Oi S.A. - In Judicial Reorganization (“Company”) notified on July 19, pursuant to CVM Instruction 358/02 and in addition to the Material Facts dated September 5, 2016 and March 22, 2017 and the Notice to the Market dated June 30, 2017 that, at a meeting held on that date, Oi’s Board of Directors examined Company’s capitalization proposal presented by a work group established in 2016 for purposes of Oi Companies’ Judicial Reorganization proceedings.

Aiming at strengthening Oi balance sheet and approving the Judicial Reorganization Plan, the Board of Directors has authorized the Executive Board to discuss with creditors, purported investors and stakeholders any changes in the Judicial Reorganization Plan, so it may prevent Company’s capital increases totaling BRL 8 Billion, which still have to be detailed and are subject to the approval of the authorized corporate bodies. The intent is that any funds raised are used to increase Oi investments, mostly with focus on new broadband and mobile network coverage projects, to start another cycle of investments e expansion for Oi in connection with the Judicial Reorganization Plan, resulting in a payback perspective for Company’s shareholders and creditors.

Also at Oi Board of Directors meeting held on that date, the representative of the Telecommunication Agency (Anatel) presented the Note issued by Anatel on the date hereof, informing that the Executive Directors (i) sets out August 1, 2017, as the deadline for the top management of Oi Group to present to the Agency Executive Board the version of the Judicial Reorganization Plan approved by the Oi’s Board of Directors to be submitted to the General Meeting of Creditors, and (ii) requires that this document be delivered at a meeting with Anatel Executive Board, on said date, at 10:00 a.m.

Anatel’s representative clarified, also at the Meeting of the Board, that Oi Group’s top management, referred to in the Note, must be represented at the meeting to be held with Anatel Executive Board on August 1, 2017, by the Chief Executive Officer, the Chairman of the Board of Directors, and by representatives of Company’s main shareholders - namely Société Mondiale, Pharol and BNDES, the two latter holding an interest in the Company through their vehicle subsidiaries Bratel B.V. and BNDESPar.

You may access the notice at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=248005

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MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notices to the Market in AUGUST

August 10

Oi S.A. - In Judicial Reorganization (“Company”) notified, on August 10, pursuant to CVM Instruction 358/02, that the Chairman of Company’s Board of Directors received an Official Letter issued by Anatel (Agência Nacional de Telecomunicações) requesting the remaking of the Judicial Reorganization Plan to contemplate: a) the statement that company can obtain funds from other sources for the same amount provided for the “bondholders” or offering a guarantee for the proposed contribution; b) alternative capital contributions, in addition to the proposed conversion of “bonds”; c) feasible conditions for capital contribution on demand or in a shorter term than that provided in the plan presented; d) guarantees of performance and timeliness of capital contributions; e) clarification regarding the interest and feasibility of discharge of debts with a Anatel, through a non-tax credit recovery program, in accordance with the Provisional Executive Order 780/2017, as agreed at the meeting held between the Agency and the Company in Reorganization, on August 1, 2017.

You may access the notice at:

file:///C:/Users/marcel/Downloads/10.08.2017_Comunicado%20ao%20Mercado_Of%C3%ADcio%20Anatel_port.pdf

13

FINANCIAL INFORMATION

4.1     Statement of Managerial Cash Flow

4.2     Companies in Reorganization Balance Sheet

4.3     Companies in Reorganization Statement of Profit and Loss

14

STATEMENT OF MANAGERIAL CASH FLOW

HIGHLIGHTS

Statement
JUNE 1-30, 2017

○        Companies in Reorganization Net Operating Cash Flow was positive by BRL 266 Million for June 2017

○        The drop in Payments exceeded Receipts, increasing Companies in Reorganization Net Operating Cash Flow

○        Payments to Material/Service Suppliers for the month dropped 31%

○        Investments returned to the last months’ levels, reaching BRL 330 Million for June 2017

○        Companies in Reorganization Financial Cash Flow ending balance rose 6.5%, closing June 2017 at BRL 7,299 Million

○        Companies in Reorganization Cash Account ending balance for June 2017 was BRL 7,271

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Statement
JUNE 1-30, 2017

Companies in Reorganization Net Operating Cash Flow was positive by BRL 266 Million in June 2017

○         Companies in Reorganization Net Operating Cash Flow in June 2017 was positive by BRL 266 Million, after a positive result of BRL 51 Million observed in the previous month (Figure 6). Compared to May 2017, Receipts dropped BRL 398 Million, reaching BRL 2,563 Million, while cash outflows with Payments and Investments fell BRL 613 Million, to BRL 2,297 Million (Figure 7). Other movements of Companies in Reorganization, which include Intragroup Transactions and Financial Transactions, contributed to BRL 179 Million inflows, compared to a negative result of BRL 81 Million in the previous month.

○         Thus, the variation of the Ending balance of Companies in Reorganization Financial Cash Flow was positive by BRL 445 Million in June 2017, resulting in an amount of BRL 7,299 Million (Figure 8), corresponding to a 6.5% increase over the previous month.

○          Detailed consideration of variations will be discussed in the following pages.

Source: Financial Statements and management information
The reduction in Payments contributed positively to Companies in Reorganization Net Operating Cash Flow in June 2017

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Statement

RECEIPTS

Setback in Payments exceeded Receipts, increasing Companies in Reorganization Net Operating Cash Flow

In June 2017 Receipts account fell BRL 398 Million compared to the previous month (-13.4%), reaching BRL 2,563 Million.

Customers line item fell 6.9% compared to the previous month, a BRL 142 Million reduction, totaling BRL 1,925 Million, compared to BRL 2,067 Million in May 2017.

○    According to management, the reduction in receipts from Clients relates to the lower number of business days in June 2017 compared to May 2017 (21 business days in June versus 22 business days in May). In addition, the strike on Friday, April 28, 2017, contributed to punctual increase rise in May 2017 receipts, due to the postponement of some receipts from April 2017 to May 2017.

The other line items in Receipts also registered a negative variation in relation to the previous month, contributing to the result presented. The line item Network Use Services showed a reduction of BRL 96 Million, totaling BRL 106 Million in June 2017. Dealers showed similar trCAAectory, also with reduction of BRL 96 Million, totaling BRL 430 Million. The Other line item dropped to BRL 64 Million compared to the previous month, reaching BRL 102 Million in June 2017.

○    According to Management, the drop in the line item Network Usage Services receipt for June 2017 reflects the increase above the historical level of this line item over the last two months, due to a discharge term executed in March 2017, with receipt and payment in April 2017, in addition to the Intercompany increase for the last two months.

○    In relation to the line item Dealers, Management notes that in addition to the smallest number of business days in June 2017, postponing the receipt of a specific distributor for the month of July 2017 contributed directly to the decline for the month.

JUNE 1-30, 2017

17

Statement

PAYMENTS

Payments to Material/Service Suppliers dropped 31% for the month

Payments totaled BRL 1,967 Million for June 2017, a BRL 510 Million drop from the previous month, equivalent to 21%.

The main item responsible for this reduction in cash outflows for the Payments line item was Material/Service Suppliers, with a BRL 516 Million drop for the month (down 31.2%), reaching BRL 1,140 Million.

○ According to Management, the drop in the heading Material/Service Suppliers was influenced by Company's actions aimed at reducing costs. Management noted that there was a widespread reduction in the various Materials/Services line items, with increased operational efficiency, better management of contracts with suppliers and reduction of intercompany relationships.

Payments related to Judicial Deposits also recorded a reduction in June 2017, in the amount of BRL 9 Million, totaling BRL 13 Million.

In the opposite direction, the Personnel account expenses rose BRL 6 Million, up 4.4%, totaling BRL 141 Million. Taxes also showed a slight increase of BRL 9 Million (+ 1.4%) in relation to the previous month, reaching BRL 673 Million. Contingencies remained zero.

JUNE 1-30, 2017

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Statement

INVESTMENTS

Companies in Reorganization reported Investments of BRL 330 Million in June 2017, a reduction of 24% compared to the previous month, when they reached BRL 433 Million, returning to the same level as observed in previous months.

Investments related to Telemar S.A. fell by BRL 27 Million, totaling BRL 153 Million. Investments in Oi Mobile S.A. decreased by BRL 45 Million, totaling BRL 129 Million. Lastly, investments in Oi S.A. fell by BRL 31 Million in relation to the previous month, totaling BRL 48 Million.

○    According to Management's clarification, the reduction of the investments in June 2017 occurred according to the company's planning.

NET OPERATING CASH

The BRL 510 Million drop in Payments for June 2017, exceeding the BRL 398 Million drop in Receipts, contributed directly to Companies in Reorganization Net Operating Cash Inflow for the month, which recorded a positive balance of BRL 266 Million.

Net Operating Cash was also influenced by the reduction of cash outflows with Investments, in the amount of BRL 103 Million.

ENDING BALANCE – FINANCIAL CASH FLOW

Intragroup Operations contributed to the increase in Financial Cash Flow, with BRL 135 Million in June 2017, compared to a negative balance of BRL 101 Million in May 2017.

○    According to Management, the positive variation observed in June 2017 was generated by the reduction of the capital stock of Rio Alto (not a Company in Reorganization), resulting in the transfer of financial resources to Oi S.A.

Financial Operations, in turn, achieved a positive result of BRL 44 Million in June 2017, compared to BRL 20 Million observed in the previous month.

In all, operations recorded inflows of BRL 179 Million in June 2017, adding up to the positive balance of BRL 266 Million of Net Operating Cash Flow, so that the Ending balance of Companies in Reorganization Financial Cash Flow was raised by BRL 445 Million In relation to the previous month (6.5% increase), totaling BRL 7,299 Million.

JUNE 1-30, 2017

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Statement
JUNE 1-30, 2017

Table 2 – Direct Cash Flow

Direct Cash Flow

BRL Million

COMPANIES IN REORGANIZATION CONSOLIDATED	SEP/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17
Opening Balance - Financial Cash Flow	5,816	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854
Receipts	2,881	2,783	2,587	2,742	2,669	2,305	3,223	2,638	2,961	2,563
Clients	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067	1,925
Network Use Services	282	118	81	98	84	78	102	242	202	106
Dealers	442	466	494	465	512	412	562	395	526	430
Outros	132	203	65	51	199	117	338	115	166	102
Payments	(2,356)	(2,149)	(2,074)	(2,166)	(2,562)	(1,805)	(3,156)	(2,523)	(2,477)	(1,967)
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)
Material and Service Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)
Materials/Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)
Lease	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)	(142)
Data/Graphic Processing	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)
Customer Service/Collection	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)	(72)
Concessionaires	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)
Consultancy/Audit/Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)	(36)
Outros Services/Payments	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)
Network Use Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)	(673)
Judicial Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-	-
Investments	(97)	(316)	(282)	(242)	(261)	(345)	(346)	(346)	(433)	(330)
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)
Oi S. A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)
Operating Cash Flow	428	318	231	333	(154)	155	(279)	(231)	51	266
Intragroup Transactions	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135
Financial Transactions	49	61	32	63	65	51	67	44	20	44
Dividends and Interest on Equity	-	-	93	-	(63)	-	-	-	-	-
Opening Balance - Financial Cash Flow	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299

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COMPANIES IN REORGANIZATION BALANCE SHEET

HIGHLIGHTS

Statement
Second QUARTER OF 2017

○        Companies in Reorganization Cash Account for the quarter rose BRL 115,3 Million, to BRL 7,271 Million

○        Companies in Reorganization Taxes Recoverable for the quarter rose 16.6%

○        Companies in Reorganization short-term Loans and Funding for the quarter rose 7.5%

○        Companies in Reorganization Consolidated Loss for the second quarter was BRL 3,272 Million

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Statement
Second QUARTER OF 2017

Current Assets (page 1 of 2)

Companies in Reorganization Cash Account for the second quarter of 2017 rose BRL 115,3 Million

Total Recoveries for the second quarter of 2017 rose BRL 860.6 Million compared to the previous quarter due to Current Assets’ BRL 758.9 Million rise and Noncurrent Assets' BRL 101.7 Million rise. The BRL 758.9 Million rise in Current Assets was influenced by:

○    1. Companies in Reorganization Cash Account (Resulting from the sum of the line items Cash and Cash Equivalents, Current Financial Investments and Noncurrent Financial Investments) rose BRL 115.3 Million in the second quarter (up 1.6%), totaling BRL 7,271 Million. According to the Management, the increase in the Cash account is related to the Company's positive cash generation, and a large part of this cash flow was invested in the usual investment funds, allocated to liquidity instruments and accounted for in Current Assets.

○ Management also pointed out that the difference between the Ending balance of the Financial Cash Flow and the Cash account of BRL 28 Million in June 2017 is mainly explained by the following factors:

(1) Amounts not yet transferred from ex-treasury bank accounts to centralized treasury account, or not yet reconciled.

(2) Judicial locks that are in the Fundo Litoral (Itaú) appear positively in the management cash position. However, these amounts are debited to Cash Account.

(3) The management position is disclosed prior to receipt of the voucher with the closing position of all investments.

22

Statement
Second QUARTER OF 2017

Current Assets (page 2 of 2)

Companies in Reorganization Cash Account for the second quarter of 2017 rose BRL 115,3 Million

Total Recoveries for the second quarter of 2017 rose BRL 860.6 Million compared to the previous quarter due to Current Assets 'BRL 758.9 Million rise and Noncurrent Assets' BRL 101.7 Million rise. The BRL 758.9 Million rise in Current Assets was influenced by:

○          2. Companies in Reorganization Taxes Recoverable rose BRL 240,9 Million (16.6%), totaling BRL 1,695 Million. Management reported that the increase was influenced by the conclusion of the Statement of Accounts, as established in State Law No. 7,626 of June 17, in which the net and certain state debts with the companies of Oi Group SA were converted into ICMS credits To be compensated with ICMS to be collected over the next 18 months.

○          3. Other Assets rose BRL 235,0 Million during this period (10.4%), totaling BRL 2,485 Million. According to information provided by Management, the positive variation occurred mainly due to a judicial deposit made in the Judicial Reorganization proceedings, resulting from a dispute between Oi S.A. and Globenet, as previously agreed with the Seventh Business Law Court of the Capital presiding over the Judicial Reorganization proceedings.

23

Statement
Second QUARTER OF 2017

Noncurrent Assets (page 1 of 2)

Defendants’ Deferred Taxes Recoverable for the second quarter rose 39.4%

Total Recoveries for the second quarter of 2017 rose BRL 860.6 Million compared to the previous quarter due to Current Assets' BRL 758.9 Million rise and Noncurrent Assets' BRL 101.7 Million rise. The BRL 101.7 Million rise in Noncurrent Assets was influenced by:

○         1. The line item Deferred Taxes Recoverable Of the recoveries showed a positive variation of BRL 839.0 Million (up 39.4%) in the second quarter compared to the first quarter of 2017. According to information provided by Management, the variation is mainly due to the activation of Income Tax credit And Social Contribution on temporary additions to exchange variation and interest on debt.

○ 2.     Deposits and Judicial Freezing rose BRL 141,6 Million in the same period (up 1.0%), totaling BRL 14.171 Million. According to Management, the increase in this line item is due to the transfer of Deposits and Judicial Freezing from the short term to the long term. Management also added that the line item recorded monetary restatement and addition of deposits in labor lawsuits.

24

Statement
Second QUARTER OF 2017

Noncurrent Assets (page 2 of 2)

Defendants’ Deferred Taxes Recoverable for the second quarter rose 39.4%

Companies in Reorganization Total Assets Reported a rise of BRL 860.6 Million for the second quarter of 2017 compared to the previous quarter due to Current Assets' BRL 758.9 Million rise and Noncurrent Assets' BRL 101.7 Million rise. The BRL 101.7 Million rise in Noncurrent Assets was influenced by:

○          3. Investments, on the other hand, dropped BRL 507.0 Million in the second quarter of 2017 (down 6.8%), totaling BRL 6,961 Million. According to Management, variation was influenced by the increase in the loss of its subsidiary, Telemar Norte Leste S.A. (in Judicial Reorganization, as shown in figure 1). In addition, Company pointed out that there was a reduction in the capital stock of Rio Alto Gestão de Crédito e Participações SA (a company that is part of Oi Group SA and is not in the process of Judicial Reorganization, as figure 1), with receipt of the Portfolio of securities assigned by Oi S.A. itself as a return of the capital invested. Upon the return of the receivables portfolio to Oi S.A., the unrealized result of the negative goodwill was reversed.

25

Statement
Second QUARTER OF 2017

Current Liabilities (page 1 of 1)

Companies in Reorganization Short-Term Loans and Funding was responsible for most of the variation in Current Liabilities

Companies in Reorganization Total Liabilities for the second quarter of 2017 rose BRL 860,6 Million compared to the previous quarter, due to the BRL 4,053 Million rise in Current Liabilities, BRL 316,7 Million drop in Noncurrent Liabilities and BRL 2,876 Million drop in the Stockholders’ Equity. The BRL 4,053 Million rise in Current Liabilities was influenced by:

○ 1. Short-Term Loans and Funding was the highest variation account in the second quarter, with an increase of BRL 3,647 Million (up 7.5%) from the previous quarter, totaling BRL 52,290 Million, corresponding to 79.0% of Current Liabilities. According to Management, the devaluation of the real against the dollar and the euro was the main reason for the maintenance of high financial expenses. The Company also cited the appropriation of monthly interest occurring throughout the quarter, as well as expenses related to income tax and funding costs. On the other hand, lower CDI and IPCA rates prevented higher financial expenses, especially in June.

○ 2. Tax Refinance Program rose BRL 145,5 Million (up 156%), totaling BRL 238,5 Million. According to Management, the rise occurred due to Company’s adhesion to the Tax Regularization in Installments (PRT), established by Provisional Executive Order 766/2017, which accounted for the debt to Brazilian Federal Revenue Service (RFB).

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Statement
Second QUARTER OF 2017

○          According to Management, Company's foreign and domestic currency financial liabilities are included in the list of creditors subject to renegotiation. Due to the success of the implementation of said negotiation, the movements presented should not represent a risk of cash flow. In addition, during the period between the protocol, approval and approval of the Judicial Reorganization Plan by the creditors, the interest payments and principal payments of the Company's Loans and Funding are suspended.

○          The Long-Term Loans and Funding answer for a small portion of Total Loans and Funding (less than 0.02%) and are only reported as National Currency – related parties. They totaled BRL 9 Million for the second quarter (2.6%).

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Statement
Second QUARTER OF 2017

Noncurrent Liabilities (page 1 of 1)

Companies in Reorganization Other Liabilities was the account with the greatest variation

Companies in Reorganization Total Liabilities for the second quarter of 2017 rose BRL 860,6 Million compared to the previous quarter, due to the BRL 4,053 Million rise in Current Liabilities, BRL 316,7 Million drop in Noncurrent Liabilities and BRL 2,876 Million drop in the Stockholders’ Equity. The BRL 316,7 Million drop in Noncurrent Liabilities was influenced by:

○  1. The line item Other Taxes dropped BRL 269,0 Million in the quarter (down 24%), totaling BRL 851,6 Million. According to Management information, the drop in this line item is related to the write-back of PIS and Cofins on ICMS tax, aligned with the recent decision of the Federal Supreme Court, removing the ICMS from the calculation basis of said contributions.

○  2. Other Liabilities dropped BRL 321,9 Million in the quarter (down 12,3%), totaling BRL 2,296 Million. According to Management, this line item was influenced by the transaction with Rio Alto Gestão de Crédito e Participações S.A. (member of Oi Group S.A. that are not undergoing any Judicial Reorganization proceeding, as shown in figure 1). Upon resolution of the Executive Board and approval by Oi S.A.’s Board of Directors, Company resolved to acquire a 50% interest from Banco Santander, for the amount secured and provided in the shareholders’ agreement executed between Oi S.A. and the mentioned bank. According to Company, this decision was driven by financial gains this acquisition will yield to Oi Group S.A.

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Statement
Second QUARTER OF 2017

Stockholders’ Equity (page 1 of 1)

1. Defendants’ Consolidated Loss for the second quarter of 2017 was BRL 3,272 Million

Other line items of Stockholders’ Equity with notable variations:

○          2. The line item Equity Adjustment for the quarter rose BRL 395,7 Million, totaling BRL 235,0 Million. According to the Management, this variation refers to the recognition of exchange variations on PT Participações S.A.’s equity accounting, occurred over the quarter.

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COMPANIES IN REORGANIZATION STATEMENT OF PROFIT AND LOSS

HIGHLIGHTS

Statement
Second QUARTER OF 2017

○        Earnings before Financial Income and Taxes of Companies in Reorganization was negative by BRL 243 Million

○        Companies in Reorganization Financial Result at the end of the second quarter was negative by BRL 4,627 Million

○        Companies in Reorganization Consolidated Loss for the second quarter was BRL 3,272 Million

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Statement
Second QUARTER OF 2017

Statement of Profit or Loss for the Quarter (page 1 of 2)

The BRL 3,272 Million Loss reported by Companies in Reorganization for the second quarter of 2017 was influenced by:

○         1. Companies in Reorganization Gross Operating Revenue for the second quarter of 2017 dropped BRL 902,9 Million compared to the previous quarter (down 9.4%), totaling BRL 8.729 Million. According to Management’s information, Company has been pursuing a simplification of Oi Móvel S.A. customers’ bills, so that, commencing in June, part of the discounts started to be made directly in Gross Operating Revenue. Therefore, Gross Operating Revenue dropped by an amount similar to the amount of the discounts.

○         2. Companies in Reorganization Costs of Services Performed and Products Sold for the quarter dropped 3.1%, to BRL 3,860 Million. According to the Management, the variation was mostly provoked by depreciation and amortization, due to changes in the useful lives of equipment pieces in accordance with the report delivered in May. Company also reinforced that such impacts are accounting changes rather than effects from the business operational management.

○         3. Adding other operating line items, Companies in Reorganization Earnings Before Financial Income and Taxes for the second quarter of 2017 was negative by BRL 243,3 Million compared to the BRL 47,3 Million positive result reported for the previous quarter.

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Statement
Second QUARTER OF 2017

Statement of Profit or Loss for the Quarter (page 2 of 2)

The BRL 3,272 Million loss reported by Companies in Reorganization for the second quarter of 2017 was influenced by:

○          4. Companies in Reorganization Financial Result for the second quarter of 2017 was negative by BRL 4,627 Million. According to Management information, the rise in Financial Expenses was influenced by the depreciation of the real against the US dollar and the Euro, especially in May. The Company also highlighted its adhesion to the Tax Regularization in Installments (PRT), established by Provisional Executive Order 766/2017, and the interest accrued.

○          According to the Management, Company’s financial obligations in foreign and domestic currency are included in the list of creditors subject to renegotiation. Conditioned to the success of the implementation of said negotiation, the movements presented are not expected to present any risks to cash flow. Additionally, during the period from the filing, approval and homologation of the Judicial Reorganization Plan by creditors the liability for the payment of interest and principal of Company’s Loans and Funding is suspended.

○           5. In contrast, the Income Tax and Social Contribution on Profit was positive by BRL 1,598 Million, compared to the negative BRL 154,0 Million reported for the first quarter. According to the Management, this variation was influenced by the adhesion to the Tax Regularization in Installments (PRT), established by Provisional Executive Order 766/2017, and the interest accrued.

Therefore, adding the Earnings Before Financial Result and Taxes, negative by BRL 243,3 Million, the Financial Result, negative by BRL 4,627 Million, and the Income Tax and Social Contribution on Profit, positive by BRL 1,598 Million, Companies in Reorganization Consolidated Loss for the second quarter of 2017 was BRL 3,272 Million.

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CREDITOR SUPPORT

The CAA keeps screening the 5,599 points about the procedure, which relates to oppositions and late proofs of claim, being understood that the number of proofs of claim has increased continuously, considering that the flow of submissions has not ceased.

As a result from said screening work, the CAA already filed 5,000 preliminary submissions, almost 100% of the abovementioned total. Said petitions, in response to the decisions on pages 199.112/199.113 and pages 203.995/203.999, the CAA, before addressing the merits of the claim, informs if the credit pursued in the late proof/opposition of claim (i) is shown in the list of creditors filed on May 12, 2017, whose Public Notice was published on May 29, 2017, and (ii) is illiquid.

From these 5,000 points about process, 2,366 have already been decided and 1,750 have already been the subject of Companies in Reorganization submissions.

In addition to the analysis and screening above, the CAA, during the last  month, has also examined 105 official letters forwarded to the office of the 7th Business Law Court. Most of them relates to requests for credit reserves, and this Court-Appointed Administrator have identified which amongst said amounts had already been included in the Public Notice, and which are not included therein.

It received and answered, every day, official letters from different jurisdictional bodies in the country requesting Court-Appointed Administrator’s action, whether or not such claims refer to the Judicial Reorganization Court-Appointed Administrator’s duties.

Concurrently, in accordance with the decision on pages 209.814/209.816 (item 1), the CAA started the procedures required for holding the General Meeting of Creditors, and has held numerous meetings and conference calls for this purpose.

As reported in the previous reports, this Court-Appointed Administrator continues to attend the office of the 7th Business Law Court daily to cooperate with the organization of the office works in view of the substantial volume of late proofs/opposition of claims.

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CREDITOR SUPPORT

The CAA is being contacted until presently by domestic and international creditors, either by phone (+55 (21) 2272-9300) or e-mail (credoroi@wald.com.br), and provides clarifications relating to their claims. Additionally, it keeps providing material information to creditors through the Judicial Reorganization website (http://www.recuperacaojudicialoi.com.br), totaling 71,928 accesses on this date.

Legal matters of different complexities and numerous fields of law, including conflict of law, due to the multiple questions presented to it, continue to be analyzed by this Court-Appointed Administrator.

Finally, it should be mentioned that the CAA received a letter from Mr. Jasper Reiner Berkenbosch, Court-Appointed Administrator of Oi Brasil Holdings Cooperatief UA (“FinCo”) appointed by the Dutch Court, in which he informs that requested the Bankruptcy Court of the South District of New York to recognize only the bankruptcy proceeding in progress in The Netherlands as the competent one to make any decisions relating to FinCo (main case), and for him to be appointed the sole foreign representative of the mentioned company before the mentioned US Court.

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Avenida Franklin Roosevelt,	Avenida Juscelino Kubtischek,
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